UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 1, 2018

CROCS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7477 East Dry Creek Parkway Niwot, Colorado		80503
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.45) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On August 7, 2018, Crocs, Inc. issued a press release reporting its results of operations for the three months ended June 30, 2018. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2018, the Board of Directors of Crocs, Inc. (the “Company”) appointed Anne Mehlman Executive Vice President and Chief Financial Officer of the Company effective August 24, 2018.

Carrie Teffner, the Company’s Executive Vice President and Chief Financial Officer, will resign from these roles effective as of August 24, 2018 and will continue with the Company as Executive Vice President Finance and Strategic Projects until April 1, 2019.

Ms. Mehlman, age 38, has served as the Chief Financial Officer of Zappos.com, Inc., an online shoe retailer owned by Amazon, since November 2016. Ms. Mehlman served as the Company’s Vice President, Corporate Finance from June 2011 to November 2016. Prior to her role with the Company, she was Division Finance Director at RSC Holdings, Inc. (acquired by United Rentals, Inc.). Ms. Mehlman also held various financial roles at Corporate Express (acquired by Staples, Inc.).

In connection with her appointment as Chief Financial Officer and as set forth in her offer letter from the Company (the “Offer Letter”), Ms. Mehlman will receive an annual base salary of $550,000 and will be eligible to participate in the Company’s annual bonus plan with a target bonus of 75% of her base salary. Ms. Mehlman will also receive a $200,000 cash sign on award, which is subject to recoupment if Ms. Mehlman does not remain employed by the Company for two years. She will also be eligible for certain relocation benefits and entitled to participate in employee benefit plans and programs generally available to the Company’s executive officers.

Upon commencement of her employment, Ms. Mehlman will be granted a sign-on time-vesting restricted stock unit award (“RSU Award”) representing the right to receive shares of the Company’s common stock equal to $200,000. This RSU Award is subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and will vest in three annual installments beginning on the first anniversary of her start date, subject to her continued employment with the Company as of each vesting date. Ms. Mehlman will be eligible to participate in the Company’s long-term incentive plan, subject to the terms and conditions of the then current plan with a target equity award value of 75% of her base salary.

Pursuant to the Offer Letter, if Ms. Mehlman is terminated by the Company without “Cause” (as defined in the Offer Letter) or if she resigns for “Good Reason” (as defined in the Offer Letter), subject to her execution of a general release of claims, she will be entitled to receive a lump sum payment equal to her then-current base salary. Ms. Mehlman will also be eligible to participate in the Company’s Change in Control Plan (the “CIC Plan”), which provides that, if a “Change in Control” (as defined in the CIC Plan) occurs, and Ms. Mehlman is terminated by the Company without “Cause” (as defined in the CIC Plan) or she resigns for “Good Reason” (as defined in the CIC Plan) within the two-year period following the change in control, she will be entitled to the payments contemplated in the CIC Plan at a 200% level.

The Offer Letter also contains a noncompetition covenant and nonsolicitation of employees covenant, each of which restrict Ms. Mehlman from taking part in certain activities at all times during her employment and for a one year period following her termination of employment with the Company.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Offer Letter, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Offer Letter, dated August 1, 2018, between Crocs, Inc. and Anne Mehlman.
99.1	Crocs, Inc. press release dated August 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: August 7, 2018	By:	/s/ Carrie W. Teffner
Carrie W. Teffner
Executive Vice President and Chief Financial Officer

3